Exhibit 99.1

Company Contact: Kevin Scull Wayside Technology Group, Inc. Vice President and Chief Accounting Officer (732) 389-0932 kevin.scull@waysidetechnology.com

Headsets.com CEO Mike Faith Joins Wayside Technology Group Board of Directors

Shrewsbury, NJ—April 6, 2011—Wayside Technology Group (NASDAQ: WSTG) today announced that Mike Faith, chief executive officer and president of Headsets.com, Inc., has been elected to Wayside’s board of directors.

“Mike Faith is a business builder and a leader in service excellence and marketing innovation,” said Simon F. Nynens, Chairman and Chief Executive Officer. “We think Mike’s insights and experience will be extremely valuable to Wayside as we continue to build our company.”

As the founder and CEO of Headsets.com, Inc., Mike Faith’s entrepreneurial flair, passion for customer service and talents for direct marketing have taken Headsets.com from zero to $30MM sales, with a strategy that has allowed Headsets.com to fund growth through sales and remain profitable during the dotcom crash and the recent recession.  Under his leadership, Headsets.com has been recognized four times as an Inc 500 company, and was the winner of a Stevie award for Best Customer Service Team in the 2006 American Business Awards.  Mike was also recognized with a Best Bosses Award from Winning Workplaces.

Mike is a frequent speaker at direct marketing and business conferences, and sits on the Advisory board of Retail Online Integration magazine.  Mike is the current Membership Chair of the Northern California chapter of the Young Presidents’ Organization and is also the 2011 Chair of The Business Direct Group, an invitation-only group of C-level executives of business-to-business direct marketing companies.  Mike hosts and funds charitable dinners organized by ReserveDinners.com, providing people the chance to connect with high profile contacts and benefit their charitable cause at the same time.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Acronis, CA Technologies, DataCore, Dell, Flexera Software (publishers of InstallShield), GFI Software, Hewlett Packard, Infragistics, Intel Software, Microsoft, Quest Software, SolarWinds, StorageCraft Technology, TechSmith, Veeam, and VMware.  Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.